FOR IMMEDIATE RELEASE	Contact:	Jim Delamater
President & CEO
Northeast Bancorp

Northeast Bancorp Announces Earnings for Year End June 2004 and Declares Fourth Quarter Dividend

Auburn, ME 8/10/04- Northeast Bancorp (AMEX "NBN") announced that earnings for the year ended June 30, 2004 were $3,512,179 or $1.35 per diluted share. Earnings for the same period last year were $3,855,318 or $1.44 per diluted share. For the year ended June 30, 2004, Northeast Bancorp experienced growth in net interest income, some significant loan growth, and an increase in total assets from approximately $467.7 million to $538.8 million. The decrease in earnings for the recently completed fiscal year was due primarily to a decline in non-interest income, and an increase in non-interest expense which included write downs on equity securities for impairment deemed other than temporary. Non-interest income increased in the categories of investment brokerage and insurance commissions, but was insufficient to offset the decrease in net gains on residential real estate loans sold, net gains on investment security sales and the increase in non-interest expense compared to the same period in 2003.

In addition to the announcement of earnings, Northeast Bancorp also announced that its Board of Directors declared a dividend of $0.09 per share payable on August 20, 2004 to shareholders of record as of the close of business on July 30, 2004. Northeast Bancorp trades on the American Stock Exchange with approximately 2.5 million shares outstanding and a Book Value per share of $14.43.

Additionally, on July 29, 2004 Northeast Bancorp further announced that it received approval to convert its banking charter to the Federal Reserve System and its wholly-owned subsidiary Northeast Bank, FSB received approval on the same date to convert to a Maine-chartered universal bank. The new name of the subsidiary will be Northeast Bank. The Company will be surrendering its existing charter from the Office of Thrift Supervision with the conversion expected to be completed on or around August 20, 2004.

Jim Delamater, President and CEO, commented, "Our Company has grown significantly to over $538 million in total assets this past year while continuing to add dynamic products and services. During the 2004 fiscal year we added Health Savings Accounts, Online Banking and Private Banking to an already broad mix. Western, central and mid-coastal Maine communities are serviced from twelve Northeast locations based on a strategy that adheres to traditional credit and pricing standards and the delivery of multiple financial products and services to our customers' households. Our asset sensitive position has made it difficult to expand earnings in the recent declining interest rate environment; however, we believe we are very well positioned for the future, particularly when interest rates begin to rise. We expect that our business plan and high level of income diversity will result in improved earnings performance in the future while preserving the overall integrity of our balance sheet and franchise value."

Delamater added, "We have worked diligently over the years to develop for our clients access to virtually every financial product and service the world has to offer. This effort has led to a high level of income diversity and allowed our Company to achieve a long record of consistent performance together with continuous expansion of the overall size and value of our franchise. We understand and appreciate our responsibility to increase shareholder value and, therefore, regularly review our capital levels with an eye towards continuing to buy back shares whenever this action is deemed to be in the best interests of our shareholders."

Northeast Bancorp is the holding Company for the Maine-based Northeast Bank, founded in 1872. Northeast Bank, together with its wholly owned subsidiary, Northeast Financial Services, and other affiliations, provides retail and business customers with a broad array of financial services, and derives its income from a combination of traditional banking services and non-traditional financial products and services. These non-traditional products and services include trust, investment, and insurance products, including life, disability, property and casualty insurance. All are offered via a "needs-based" consultative selling philosophy that requires employees to understand customers' financial goals and objectives when finding the most appropriate product or service match.

The headquarters for Northeast Bancorp is located at 158 Court Street, in Auburn, Maine. Management encourages present and prospective shareholders to contact President & CEO Jim Delamater directly to discuss the Company, its products and services, or ongoing efforts to develop shareholder value. He can be reached at jdelamater@northeastbank.com or toll free at 1-800-284-5989. Management also suggests that any person interested in utilizing the services of Northeast Bancorp or its subsidiaries or interested in learning more about the Company should access its web site at www.northeastbank.com.

Northeast Bank, a Member FDIC and Equal Housing Lender, is a wholly owned subsidiary of Northeast Bancorp, which trades on the American Stock Exchange under the symbol of NBN. Northeast Financial Services, Inc., a wholly owned subsidiary of Northeast Bank, is the insurance services arm of Northeast Bancorp. Customer access to securities is provided through Commonwealth Financial Network, Member NASD/SIPC. Important information-Securities, annuities, and insurance products are not deposit products, not FDIC insured, are subject to investment risk, including the possible loss of principal, and are not an obligation of or guaranteed by the Bank.

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)

	Three Months Ended			Twelve Months Ended
	June 30,		%	June 30,		%
	2004	2003	Change	2004	2003	Change
Selected financial information

Income statement data:

Interest income	$ 7,160	$ 6,852	4%	$ 27,660	$ 28,586	-3%
Interest expense	3,128	3,228	-3%	12,079	13,769	-12%
Net interest income	4,032	3,624	11%	15,581	14,817	5%
Provision for loan losses	241	175	38%	962	1,091	-12%
Net interest income after provision for loan losses	3,791	3,449	10%	14,619	13,726	7%
Gain on sale of loans	54	439	-88%	683	1,050	-35%
Gain on securities	13	85	-85%	201	922	-78%
Other noninterest income	1,200	1,019	18%	4,451	3,564	25%
Noninterest expense	4,083	3,576	14%	14,799	13,530	9%
Operating income before income tax	975	1,416	-31%	5,155	5,732	-10%
Income tax expense	290	456	-36%	1,643	1,877	-12%
Net income	$ 685	$ 960	-29%	$ 3,512	$ 3,855	-9%

Per share data:
Basic earning per common share	$ 0.27	$ 0.36	-25%	$ 1.38	$ 1.46	-5%
Diluted earnings per common share	$ 0.27	$ 0.36	-25%	$ 1.35	$ 1.44	-6%
Weighted average shares outstanding:
Basic	2,530,638	2,636,376	-4%	2,543,812	2,644,317	-4%
Diluted	2,577,692	2,680,901	-4%	2,604,910	2,685,943	-3%

Book value per share	14.43	14.16		14.43	14.16
Tangible book value per share	14.14	13.78		14.14	13.78

Net interest margin	3.28%	3.33%		3.35%	3.49%
Net interest spread	3.02%	3.00%		3.07%	3.12%
Return on average assets (annualized)	0.53%	0.83%		0.71%	0.86%
Return on equity (annualized)	7.38%	10.28%		9.50%	10.58%
Tier I leverage ratio (Bank)	7.88%	8.65%		7.88%	8.65%
Tier I risk-based capital ratio (Bank)	10.13%	11.37%		10.13%	11.37%
Total risk-based capital ratio (Bank)	10.68%	11.99%		10.68%	11.99%
Efficiency ratio	77%	69%		71%	66%
Nonperforming loans	1,677	1,829		1,677	1,829
Total nonperforming assets	1,716	1,926		1,716	1,926
Nonperforming loans as a % of total loans	0.39%	0.48%		0.39%	0.48%
Nonperforming assets as a % of total assets	0.32%	0.41%		0.32%	0.41%

	June 30,		%
	2004	2003	Change
Balance sheet highlights:

Investment securities	$ 67,471	$ 41,729	62%
Loans held for sale	546	3,383	-84%
Loans	432,594	378,987	14%
Allowance for loan losses	4,577	4,016	14%
Total assets	538,754	467,684	15%

Deposits:
NOW and money market	81,871	93,649	-13%
Savings	28,805	26,027	11%
Certificates of deposits	132,631	137,217	-3%
Brokered time deposits	96,713	27,693	249%
Noninterest-bearing deposits	37,800	34,157	11%
Total deposits	377,820	318,743	19%

Borrowings	96,558	93,769	3%
Shareholders' equity	36,453	36,499	0%

Shares outstanding	2,525,416	2,576,827	-2%